Ex. 10.5

March 7, 2017

Via Email

Mr. Michael L. Deggendorf
Northland
8325 N. Platte Purchase Drive
Kansas City, Missouri 64118

Re: Secondment to Grid Assurance LLC

Dear Mr. Deggendorf:
We are writing this Secondment Agreement ("Agreement") to confirm and memorialize the terms and conditions of your secondment to Grid Assurance LLC ("Company"), which secondment commenced on May 6, 2016 (the "Commencement Date") and will continue until unilaterally terminated by you, Company or Employer; however, in no case will it continue past December 31, 2017 without the expressed extension by all the parties in writing. For purposes of this Agreement, your last day of employment under this Agreement is referred to herein as the "Ending Date") and your secondment period is referred to herein as (the "Secondment Period"). For purposes of this Agreement, Great Plains Energy Incorporated ("Great Plains Energy"), Kansas City Power & Light Company ("KCP&L"), and KCP&L Greater Missouri Operations Company ("GMO") are collectively and individually referred to herein as (the "Employer").
Employment and Position
Effective as of the Commencement Date, you were no longer an officer or executive at Employer. At all times during the Secondment Period, you will remain an at-will employee of Employer and will not be an employee of Company. At no time during or following the Secondment Period do or will you have a guarantee of any employment position at Employer or any of Employer's subsidiaries or affiliates. Unless otherwise specifically memorialized in writing between you and Employer, your employment with Employer will end on the Ending Date, whether or not you commence separate employment with Company.

Benefits
During the Secondment Period, Employer will pay your salary and provide those compensation or benefits as described herein. Any salary increase will occur only at the discretion or according to the policies of the Company. Because of this, you are not eligible for automatic or discretionary salary increases according to any Employer plan or policy. The following list details your eligibility for, and levels of benefits under, the various benefits offered by Employer for its employees. However, at all times Employer expressly reserves the right to modify or terminate any employee benefit plan, program or arrangement at any time, to the extent not otherwise prohibited by law. Because you are no longer an officer or executive employee of Employer, you are not eligible for certain compensation and benefits you were previously entitled to receive. Also, except as otherwise agreed to in writing between yourself, Employer and Company, because you are not an employee of Company, you are not eligible for any employee benefits offered by Company.
A.    During the Secondment Period, you are eligible for the following benefits (subject to changes in the plans) solely as provided under and consistent with the applicable benefit plans, policies, programs or arrangements:

•
33.33% of any bonus you would otherwise have been eligible to receive under the Great Plains Energy / Kansas City Power & Light Company / KCP&L Greater Missouri Operations Company Annual Incentive Plan (the "AIP") for 2016 if your employment had continued in a role eligible for the AIP. (33.33% reflects the portion of 2016 you provided services to the Employer not under this Agreement.)

•	continued participation in the Great Plains Energy Incorporated 401(k) Savings Plan and Employer match;

•	continued participation in the Great Plains Energy Incorporated Management Pension Plan;

•	continued participation in the Great Plains Energy Incorporated Non-Union Employees Health & Welfare Plan;

•	continued eligibility for the standard levels of participation in Employer's wellness programs;

•	continued eligibility to receive Employer's contributions to your health savings account;

•	continued eligibility for the standard levels of participation in Employer's vacation, holiday and paid time-off programs and policies;

•	continued access to professional financial planning services (currently offered through Ayco) (this benefit will be taxable as compensation);

•	continued access to Employer's executive physical program (this benefit will be taxable as compensation);

•	continued access to have eligible charitable contributions matched in accordance with Employer's charitable matching contribution program;

•	eligibility to participate in the Great Plains Energy Incorporated retiree medical health care plan;

•	continued eligibility to have reasonable business travel and reasonable business training expenses reimbursed; and

•
reasonable access to Employer facilities, office, computer, phone and other equipment and other Employer support resources relating to the same as agreed to between Employer and Company prior to support services being provided.

B.    You are currently a party to multiple award agreements (the "Award Agreements") issued pursuant to Great Plains Energy's Amended Long-Term Incentive Plan (the "LTIP") and under which you have been granted (i) time-vesting restricted stock awards (the "Restricted Stock") and (ii) performance-vesting performance shares (the "Performance Shares" and collectively with the Restricted Stock, the "Equity Awards"). In connection with your secondment, and notwithstanding any other terms or conditions set forth in the Award Agreements or the LTIP, the Equity Awards shall be treated as follows:
(i)    Upon execution of this Agreement you will vest in:
(A)     (I) 2,128 of the shares of Restricted Stock that were granted on March 3, 2014 and that are scheduled to vest in full on March 3, 2017 and (II) any additional shares of Restricted Stock attributable to reinvested dividends on such 2,128 shares of Restricted Stock from March 3, 2014 and through the Commencement Date (collectively, the shares in (I) and (II) of this paragraph (A), the "2014 Eligible Restricted Stock");
(B)     (I) 1,158 of the shares of Restricted Stock that were granted on March 2, 2015 and that are scheduled to vest in full on March 2, 2018 and (II) any additional shares of Restricted Stock attributable to reinvested dividends on such 1,158 shares of Restricted Stock from March 2, 2015 and through the Commencement Date (collectively, the shares in (I) and (II) of this paragraph (A), the "2015 Eligible Restricted Stock"); and

(C)     (I) 150 of the shares of Restricted Stock that were granted on March 1, 2016 and that are scheduled to vest in full on March 1, 2019 and (II) any additional shares of Restricted Stock attributable to reinvested dividends on such 150 shares of Restricted Stock from March 1, 2016 and through the Commencement Date (collectively, the shares in (I) and (II) of this paragraph (A), the "2016 Eligible Restricted Stock");
(ii)     Upon execution of this Agreement you will forfeit immediately upon the execution of this Agreement:
(A)    All shares of Restricted Stock other than those listed and vesting as described above; and
(B)    All of your Performance Shares as well as any rights you may have had with respect to dividend equivalents on such Performance Shares.
All applicable tax withholding laws will apply in connection with the vesting of the Restricted Stock in accordance with applicable tax laws.
C.    As of the Commencement Date, you are ineligible for the following compensation, benefits and plans, unless otherwise noted below:

•
Any benefits, payments or other compensation under the AIP other than any AIP compensation relating to (1) any prorated bonus under the AIP for the portion of 2016 prior to the Commencement Date (as noted above), (2) periods before 2016 for which you have elected to defer AIP bonuses in accordance with applicable tax laws and subject to the terms and conditions of the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan (as amended and restated for I.R.C. §409A) (the "NQDC Plan") as noted immediately below, or (3) the period of 2016 prior to the Commencement Date for which you have elected to defer AIP bonuses in accordance with applicable tax laws and the NQDC Plan;

•
After 2016, eligibility to make any new deferrals under the NQDC Plan; provided, however, solely as provided under the NQDC Plan, you will remain eligible to continue to receive earnings credits on existing deferrals in accordance with the NQDC Plan. All existing accounts under the NQDC Plan will be eligible to be paid in accordance with the terms of the NQDC Plan; and

•
Any additional benefit accruals under the Great Plains Energy Incorporated Supplemental Executive Retirement Plan, as amended and restated for I.R.C. §409A as amended January 1, 2014 (the "SERP"), including any right to accrue any additional Years of Service under the SERP.

Any incentives or awards granted by and approved by the Company Board after the Commencement Date will be paid by the Employer consistent with the Administrative Services Agreement between the Company and the Employer.
D.     As of the Commencement Date, the following agreements or arrangements with Employer shall end:

•	Your Change in Control Severance Agreement, dated September 6, 2006, between Employer and yourself;

•	That form of Indemnification Agreement, dated April 14, 2014, between Employer and yourself; and

•
All Employer-provided Director & Officer Insurance and fiduciary liability coverage for events and actions after your Commencement Date; provided however that Employer may agree to procure up to $1 million of Director & Officer Insurance and fiduciary liability insurance for you (an "Employer-Procured Policy"), in your capacity as Chief Executive Officer of the Company, as a service pursuant to the Administrative Services Agreement by and between the Company, Great Plains Energy, and KCP&L (the "Services Agreement") if the Company agrees in writing to reimburse Employer for all costs and liabilities (including premiums, deductibles, retentions, co-pays or any other expense) relating to such Employer-Procured Policy.  If the Company so agrees to reimburse Employer for all costs and liabilities associated with your coverage under an Employer-Procured Policy, such coverage will be procured within a reasonable period of time after such agreement between the Company and the Employer is entered into and in no event earlier than the Services Agreement has been executed by all parties.   As of the date of this Agreement no such Employer-Procured Policy has been procured nor does any other indemnification obligation of the Employer to you exist under any Employer-provided Director & Officer insurance or fiduciary liability policy.  To the extent any such Employer-Procured Policy is purchased on your behalf, the coverage under the Employer-Procured Policy will be limited solely to the period the Service Agreement is in effect, or, if less, the period of coverage under the Employer-Procured Policy.   Any coverage available under the Employer-Procured Policy will be limited solely to the coverage under such written policy and subject in all cases to such policy's terms, conditions, limitations and retentions provided thereunder and under no circumstances will it exceed $1 million. The Employer expressly disclaims any responsibility to provide any additional coverage or have any additional liability relating to such policy. Regardless of whether any Employer-Procured Policy is procured or not, under no circumstances will the Employer be liable for any actions or inactions during the  period the Services Agreement is in effect.
Your Duties as Secondee
During the Secondment Period:

•	Your primary work location will be Northland. Company may require you to travel from time to time as your duties require, for which you will be reimbursed;

•	You shall provide services to Company, on an exclusive and full-time basis, in the capacity of Chief Executive Officer with responsibilities pertaining thereto.

•
Unless otherwise directed by Employer, you shall not report to anyone at Employer but will be designated as an employee under the Senior Director of GXP Investments, Inc. for purposes of organizational structure. For matters at Company, you shall report to Company's Board of Directors and comply with Company's policies.

Confidentiality
As the result of your employment with Employer, you have had access to and have become familiar with confidential, proprietary and/or trade secret information ("Confidential Information") that is owned by Employer and regularly used in its operation. You understand and agree that the Confidential Information of Employer derives independent economic value for Employer, actual or potential, from not being generally known or readily ascertainable by other persons and entities who can obtain economic value from them, and that Employer takes reasonable efforts to maintain the secrecy of the Confidential Information. You must maintain the confidentiality of any Confidential Information you have received or of which you have become aware as a result of working at Employer, and not directly or indirectly disclose, in whole or in part, to any person, company or other organization any Confidential Information regarding Employer without prior written consent of Employer. Further, you must continue to abide by Employer's Code of Ethical Business Conduct and Policies & Procedures during and at all times following the Secondment Period.
You must also maintain the confidentiality of any Confidential Information you receive as a result of temporarily working at Company. If asked to do so by Company, you may be required to sign a confidentiality agreement in relation to your activities on behalf of Company during your secondment.
Releases

In consideration for the payments and other benefits received under this Agreement, you voluntarily release and discharge Employer, all of its affiliates, or all of its subsidiaries and each of their agents, officers, directors, employees, and former employees (the "Released Parties"), of and from any and all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which you may have had, may now have, arising from or in any way connected with your employment by Employer and your secondment to Company, or relating to matters occurring on or before the date hereof. Without limiting in any way the foregoing, with this release (the "Initial Release") you specifically release the Released Parties from any and all claims, demands, counterclaims, liabilities, and obligations, causes of action or suits arising:

•	Out of or in any manner related to your employment with Employer;

•	Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e-5; or

•	Under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq., including the provisions of the Older Workers Benefits Protection Act amendments to the ADEA; or

•	Under the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; or

•
Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the Missouri Human Rights Act, or other applicable state discrimination act; or

•	Under Family and Medical Leave Act ("FMLA"), or any comparable state statute; or

•	Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy; or

•	Under the provisions of any state or local wage and hour law or ordinance; or

•	Under the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; or

•	Under any state "service letter" statute, including but not limited to Missouri's Service Letter Statute, R.S.Mo. 290.140; or

•	Under the Equal Pay Act of 1963, as amended; or

•
Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, except this Release shall not be construed as limiting your rights of election or claim for payment of benefits under an Employer-sponsored ERISA plan; or

•	Under Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; or

•	Under the Change in Control Severance Agreement dated as of September 6, 2006.
In addition, as a term and condition of your secondment, you are required to and hereby agree to execute, deliver and not revoke, within thirty (30) days following the Ending Date, an additional Release after the date of this Agreement (the "Second Release" and together with the Initial Release the "Releases"), such Second Release (substantially in the same form as attached to this Agreement as Exhibit A) relating to any and all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which you may have relating to the Secondment Period and arising under any of the aforementioned agreements, plans or laws. Such Second Release will be delivered to you on or before the Ending Date.
You acknowledge that you received this document on the date first stated above, and that you are legally entitled to consider this Agreement for twenty-one (21) days before executing this Agreement. You acknowledge that you may revoke (cancel) this Agreement within seven (7) days after executing it, by delivering written notice to the Lead Director of Great Plains Energy Incorporated. Unless you revoke the Agreement within seven (7) days after execution, this Agreement will be final and binding on the eighth (8th) day following your execution of this Agreement.
Please sign the enclosed copy of this letter and return it to Terry Bassham by March 7, 2017 to indicate your agreement to the terms of this letter.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

GREAT PLAINS ENERGY INCORPORATED, KANSAS CITY POWER & LIGHT COMPANY, KCP&L GREATER MISSOURI OPERATIONS COMPANY
By: /s/Terry Bassham
TERRY BASSHAM
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER

I HEREBY AGREE TO THE TERMS AND CONDITIONS OF MY SECONDMENT AND THE INITIAL RELEASE AS DESCRIBED HEREIN. By: /s/Michael L. Deggendorf MICHAEL L. DEGGENDORF

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT ("Release") is entered into effective on the eighth day following the date signed below, by and between Great Plains Energy Incorporated (“Great Plains Energy”), Kansas City Power & Light Company (“KCP&L”), and KCP&L Greater Missouri Operations Company (“GMO”) (collectively, the “Company”), and Michael L. Deggendorf (the “Employee”). Each of the Company and the Employee is "Party", and collectively they are the "Parties".
(a)    In consideration for the payments and other benefits received under that Secondment Agreement dated March 7, 2017 between the Parties (the "Secondment Agreement"), Employee voluntarily releases and discharges Company, all of its affiliates, or all of its subsidiaries and each of their agents, officers, directors, employees, and former employees (the "Released Parties"), of and from any and all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which Employee may have had, or may now have, arising from or in any way connected with Employee's employment by Company and his retirement from Company's employment, or relating to matters occurring on or before the date hereof. Without limiting in any way the foregoing, with this Release Employee specifically releases the Released Parties from any and all claims, demands, counterclaims, liabilities, and obligations, causes of action or suits (collectively "Claims") arising:

i.
Out of or in any manner related to the employment or secondment of Employee, including but not limited to the Employee’s employment offer letter dated March 27, 2002 or the Secondment Agreement dated March 7, 2017; or

ii.	Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e-5; or

iii.	Under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq., including the provisions of the Older Workers Benefits Protection Act amendments to the ADEA; or

iv.	Under the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; or

v.
Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the Missouri Human Rights Act, or other applicable state discrimination act; or

vi.	Under Family and Medical Leave Act ("FMLA"), or any comparable state statute; or

vii.	Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy; or

viii.	Under the provisions of any state or local wage and hour law or ordinance; or

ix.	Under the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; or

x.	Under any state "service letter" statute, including but not limited to Missouri's Service Letter Statute, R.S.Mo. 290.140; or

xi.	Under the Equal Pay Act of 1963, as amended; or

xii.
Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, except this Section 2 shall not be construed as limiting Employee's rights of election or claim for payment of benefits under the Management Pension Plan or the Employee Savings Plus Plan; or

xiii.	Under Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; or

xiv.	Under the Change In Control Severance Agreement between Employee and Company dated as of September 6, 2006.
(b)    Employee hereby represents, warrants and agrees that Employee has not initiated, nor will he or she initiate, any legal proceedings, charges, complaints or other actions in any court or administrative agency regarding the Claims released herein and that none of the Claims has been assigned, encumbered or otherwise transferred. Employee further waives any right he may have to any benefit or other relief the Equal Employment Opportunity Commission ("EEOC"), or similar state or local agency, might seek on his behalf, and he agrees to direct such agency to withdraw or dismiss any such action.
(c)    Notwithstanding the above, nothing in this Release limits Employee's ability to bring an administrative charge with the EEOC or a comparable state agency, but Employee expressly waives and releases any right to recover any type of personal relief from Company and the other parties released under paragraph (a) above, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee, brought as a class or collective action, or brought on Employee’s behalf by an administrative agency, related in any way to the matters released herein. Furthermore, nothing in this Release prohibits Employee from reporting possible violations of federal or state law or regulation to any government agency or entity, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of law. Employee does not need prior authorization of Company to make any such reports or disclosures and is not required to notify Company that he/she has made such reports or disclosures.

(d)    Employee acknowledges that he received this document on _____________, and that he is legally entitled to consider this Agreement for twenty-one (21) days before executing this Agreement. Employee acknowledges that he may revoke (cancel) this Agreement within seven (7) days after executing it, by delivering written notice to the, Lead Director of the Great Plains Energy Incorporated. Unless revoked by Employee within seven (7) days after execution, this Agreement will be final and binding on the eighth (8th) day following Employee's execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.
Company and Employee have signed this Release this ___ day of __________, 2017.

Great Plains Energy Incorporated	Employee
Kansas City Power & Light Company
KCP&L Greater Missouri Operations Company

By:___________________________________	________________________________
Terry Bassham Chairman of the Board, President and Chief Executive Officer	Michael L. Deggendorf